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                    May 17, 2024

       Patrick Reilly
       Chief Financial Officer
       Angel Studios, Inc.
       295 W Center St.
       Provo, UT 84601

                                                        Re: Angel Studios, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed February 27,
2024
                                                            File No. 000-56642

       Dear Patrick Reilly:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Kathryn A. Lawrence